Exhibit 8.1
Principal Subsidiaries at December 31, 2014:

Name	Country	Percentage Interest Held
NAFTA Segment
FCA US LLC(1)	USA (Delaware)	100.00(2)
FCA Canada Inc. (formerly known as Chrysler Canada Inc.)	Canada	100.00(2)
FCA Mexico S.A. de C.V. (formerly known as Chrysler de Mexico S.A. de C.V.)	Mexico	100.00(2)
LATAM Segment
FCA Fiat Chrysler Automoveis Brasil LTDA(3)	Brazil	100.00
Banco Fidis S.A.	Brazil	100.00
Chrysler de Venezuela LLC	USA (Delaware)	100.00(2)
Fiat Auto Argentina S.A.	Argentina	100.00
APAC Segment
Chrysler Australia Pty. Ltd.	Australia	100.00(2)
Chrysler Group (China) Sales Co. Ltd.	People’s Republic of China	100.00(2)
EMEA Segment
FCA Italy S.p.A.(4)	Italy	100.00
Sata-Società Automobilistica Technologie Avanzate S.p.A.	Italy	100.00
Fiat Automobiles Serbia Doo Kragujevac	Serbia	66.67
Chrysler Russia SAO	Russia	100.00(1)
Chrysler South Africa (Pty) Limited	South Africa	100.00(1)
Fiat Auto Poland S.A.	Poland	100.00
Fiat Group Automobiles Germany AG	Germany	100.00
Fiat Group Automobiles UK Ltd	United Kingdom	100.00
Fiat Powertrain Technologies Poland Sp. z o.o.	Poland	100.00
Fidis S.p.A.	Italy	100.00
Ferrari
Ferrari S.p.A.	Italy	90.00
Ferrari Financial Services, Inc.	USA (Delaware)	81.00
Ferrari North America Inc.	USA (New Jersey)	90.00
Ferrari Financial Services AG	Germany	81.00
Ferrari Cars International Trading (Shanghai) Co. Ltd. (formerly known as Ferrari Maserati Cars International Trading (Shanghai) Co. Ltd.)(5)	People’s Republic of China	72.00(5)
Maserati
Maserati S.p.A.	Italy	100.00
Maserati North America Inc.	USA (New Jersey)	100.00
Components
Magneti Marelli S.p.A.(6)	Italy	99.99
Automotive Lighting LLC	USA (Michigan)	99.99
Automotive Lighting Reutlingen GmbH	Germany	99.99
Magneti Marelli Sistemas Automotivos Industria e Comercio Ltda	Brazil	99.99
Teksid S.p.A.	Italy	84.79
Comau S.p.A.	Italy	100.00
Comau Inc.	USA (Michigan)	100.00
Holding Companies and Other Companies
FCA North America Holdings LLC(7)	USA (Delaware)	100.00
Fiat Chrysler Finance S.p.A.(8)	Italy	100.00
Fiat Chrysler Finance Europe S.A.(9)	Luxembourg	100.00
Fiat Chrysler Finance North America Inc.(10)	USA (Delaware)	100.00
Neptunia Assicurazioni Marittime S.A.	Switzerland	100.00

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(1)	On December 15, 2014, Chrysler Group LLC changed its corporate name to FCA US LLC.

(2)	On January 21, 2014, we acquired the remaining 41.5 percent of FCA US that we did not previously own. See Item 4A. History and Development of the Company—History of FCA.

(3)	On December 29, 2014, Fiat Automoveis S.A. - FIASA changed its corporate name to FCA Fiat Chrysler Automoveis Brasil Ltda.

(4)	On December 15, 2014, Fiat Group Automobiles S.p.A. changed its corporate name to FCA Italy S.p.A..

(5)
In August 2014 Ferrari S.p.A. increased its interest in Ferrari Cars International Trading (Shanghai) Co. Ltd. from 59 percent to 80 percent (the Group's interests increased from 53.10 percent to 72 percent).

(6)	FCA holds 100 percent of the voting interest in Magneti Marelli S.p.A.

(7)	On December 15, 2014, Fiat North America LLC changed its corporate name to FCA North America Holdings LLC.

(8)	On November 5, 2014, Fiat Finance S.p.A. changed its corporate name to Fiat Chrysler Finance S.p.A..

(9)	On October 29, 2014, Fiat Finance and Trade Ltd S.A. changed its corporate name to Fiat Chrysler Finance Europe S.A.

(10)	On November 14, 2014, Fiat Finance North America Inc. changed its corporate name to Fiat Chrysler Finance North America Inc.